MAHLE

Powertrain

Statement of Work (SOW)

For Engineering Services to

ALFADAN

HIGH PERFORMANCE OUTBOARDS

Marine Engine Design and Development

SOW INFORMATION			
SOW Submission Date:	2020-04-27		
CUSTOMER INFORMATION			
Company Name:	Alfadan Inc.		
Company Abbreviation:	ALFADAN		
Commercial Contact Name:	Albert Araujo	Title:	CEO
Commercial Contact Email:	albert@alfadan.com	Phone:	(786) 280-1246
MAHLE POWERTRAIN INFORMATION			
Commercial Contact Name:	Robert Vischer	Title:	Head of Sales, NA
Commercial Contact Email:	rob.vischer@us.mahle.com	Phone:	(248) 986-9250
Technical Contact Name:	Hugh Blaxill	Title:	General Manager
Technical Contact Email:	hugh.blaxill@us.mahle.com	Phone:	(734) 738-5201

MAHLE
Powertrain

EXECUTIVE SUMMARY

MAHLE Powertrain, LLC (MPT) is pleased to provide to Alfadan Inc. (ALFADAN) this Statement of Work (SOW) as part of the Master Service Agreement dated April 27, 2020 for engineering services to develop a new marine engine incorporating P4 technology.

MPT's US facility is based in Plymouth, MI and consists of class leading engineering resources including an experienced design and analysis team, advanced test and development resources and a team of controls and calibration engineers. MPT US works alongside its colleagues globally in Europe and Asia. For this scope of work MPT will utilize its resources in the US with design and analysis support from Northampton, UK.

The overall objective is to rapidly develop the new marine engine concept in preparation for early commercialization. Typical OEM development and validation schedules, which are prohibitively expensive and time consuming, cannot be applied. Accordingly, MPT is proposing an abbreviated approach which intends to manage risk through in field reliability growth and warranty planning.

The project is estimated to start in May 2020 with a planned duration of 36 months.

Issue Date:
2020-04-27

Net Price (USD):
$ 6,499,503

Project Duration:
36 months

Project Start:
2020-May (subject to signing this contract and receiving initial payment)

Invoicing / Term:
Milestone, Net 15

Contract Price Type:

Fixed	☒
T & M	☐
Mixed	☐

MAHLE
Powertrain

TABLE OF CONTENTS

1 INTRODUCTION

The purpose of this document is to accurately reflect the content of the agreement between the parties.

MAHLE Powertrain has been asked to provide engineering services to develop a new marine engine incorporating P4 Technology. The objective is to develop a production viable design in a highly cost effective manner. MPT is proposing an approach which will require management of risk through in-field reliability growth and warranty planning.

The engine has an initial performance target of 650BHP.

2 COMPANY BACKGROUND AND CAPABILITY

MAHLE Powertrain, LLC (MPT), located in Plymouth, MI, is an engineering services subsidiary of MAHLE Group, providing systems engineering support to the MAHLE Group, OEMs and Tier 1 suppliers. MAHLE Powertrain is integrated into the MAHLE Motorsports and Engineering Services profit center, which is headquartered in Fellbach, Germany. On a global basis, MAHLE Powertrain has representation in many locations including the UK, Stuttgart, Sao Paulo, and Shanghai.

MPT provides engineering services and products in a broad range of powertrain markets, with a strong focus on gasoline, diesel and alternative fuel engines. MPT is a world leader in the design and development of high performance and high efficiency spark-ignited engines, and in recent years, has been expanding electric powertrain competencies and capabilities to provide vertical integration for MAHLE Group and systems engineering for OEM's and other Tier 1 suppliers.

MPT program support capabilities include CAE, engine test, full vehicle preparation facilities, emissions, calibration, controls, OBD and drivability testing. The engineering activities range from short term prototype projects through to total engine engineering programs starting with clean sheet engine designs and continuing to manufacturing through to production, integration in the vehicle, calibration, OBD and certification.

The acquisition of its own test facility in Plymouth, MI enables MPT to provide a wide range of powertrain testing capabilities to its customers. The facility has multiple engine dynamometers as well as a 4-wheel drive chassis dynamometer that is equipped to support multiple fuels and electric and hybrid platforms. MPT is certified to perform both engine and vehicle emissions certification.

MPT is unique among engineering service suppliers in that it is also a Tier 1 supplier with 20+ years' experience in complete engine assemblies for major OEM customers. As part of the MAHLE group, MPT has access to the worldwide capabilities of all MAHLE divisions.

More information can be obtained at www.mahle-powertrain.com.

2.1 MAHLE Powertrain Engine Development Programs

MAHLE Powertrain (MPT) has a long history of developing high performance gasoline engines for its customers over recent decades. Some examples are shown in the picture below:

MAHLE Experience
High Performance Engine Examples

MAHLE
Powertrain



Some of the highlights in the above projects include:

- High specific output for latest emissions standards
- High speed engines
- Very tight engine bay packages
- Strict manufacturing constraints
- Low weight targets
- Parent cylinder bore technology (PTWA)
- Compound boosting
- Support through to production

There are many other more recent examples which MPT is unable to declare details of due to customer confidentiality agreements, but include:

- New V12 Bi-turbo engine for a European manufacturer
- I4 TGDI Engine performance upgrade for a European manufacturer
- New I3, I4 & I6 TGDI engine family development for a European manufacturer
- Engineering research and design for a high speed V6 race engine for an Asian OEM
- I3 TGDI engine family for a Chinese manufacturer
- Emissions calibration upgrade projects for US and UK manufacturers, including GPF
- P2 & P4 Hybrid integration concept demonstrator for a European manufacturer

2.2 MAHLE Powertrain Innovation

MPT has recently had the opportunity to design and develop several clean sheet engines and class leading combustion systems with radical requirements requiring significant innovation in order to achieve class leading status.

- **MAHLE Downsize Engine** – 1.2L 3 Cylinder, 192kW, single turbo, with Aeristech 48V e-Booster
- **MAHLE Range Extender Engine** – 0.9L 2 cylinder, ultra-compact, lightweight and quiet, including a 50kWm Aeristech e-boosted variant
- **ExxonMobil Enterprise Engine** – A scaled marine diesel engine single cylinder engine, now running at ORNL
- **MAHLE Jet Ignition®** – MPT is a leader in the development of this technology now widely under investigation for future high efficiency combustion engines. This has included multiple application of the technology onto F1 and Le Mans race car applications as well as road car demonstration projects
- **MAHLE High Speed Single Cylinder** – A 13,500rpm combustion development race engine, designed, built and running at MPT's facility in Plymouth.


MAHLE Experience
Research Examples - Engines
MAHLE
Powertrain
MAHLE Downsize Engine
MAHLE Solar Stirling Engine
MAHLE Range Extender
MAHLE Optical Single Cylinder

A list of MPT's publications is shown in Appendix A.


Latest Developments of the High-specific Performance MAHLE DI3 Engine
MAHLE Downsizing Engine Timeline
MAHLE
Powertrain
MAHLE DI3 Concept
Single Turbo DS Engine & Vehicle
High RON fuel & high CR study
1.2L & 1.5L Industrialisation
MAHLE CNG Engine & Vehicle
MAHLE e-SC λ=1 Concept
2006
2008
2010
2013
2016
2017
2018
MAHLE V6 DS Engine
2-Stage DS Engine
High & Low pressure EGR study
MAHLE e-SC Engine & Vehicle
MAHLE MII DI3 Engine

MPT's demonstrator vehicles are used to highlight MPT's capabilities to its customers and are available to test drive upon request.


MAHLE
Powertrain

3 MAHLE POWERTRAIN RESOURCES

3.1 Design and Analysis

MAHLE has an experienced team of design and analysis engineers who have delivered the projects for customers and internally, as described in Section 2. The image below describes the capabilities of the team and key details for concept layouts and powertrain design.


Our Capabilities
Engine
Concept Layout
MAHLE
Powertrain
Description
▪ Layout of engine upgrade concepts
▪ Performance and emissions upgrades
▪ Layout of clean sheet engine concepts
▪ Layout of complete integrated powertrain concepts
▪ Lightweight concepts
Key details
▪ Skeleton modelling strategy
▪ CREO, Catia V5/6 and UGNX software
Highlights
▪ Clean sheet to hardware in 9 months
▪ High BMEP concepts
▪ High speed concepts
▪ Lambda 1 concepts
▪ Modular hybrid powertrain


Our Capabilities
Engine
Design
MAHLE
Powertrain
Description
▪ Design from concept to production
▪ 3D scanning and printing
▪ Topological optimisation
▪ Integration of supply chain
▪ Tooling modelling
Key details
▪ CREO, Catia V5/6, UGNX
▪ Windchill PLM
▪ 3DCS, Keyshot, Geomagic, OptiStruct
Highlights
▪ 155kW/L 35bar BMEP concept with Lambda 1
▪ 100kW/L 30bar BMEP to production in low cost market
▪ Low cost REx Engine
▪ High performance and high efficiency programmes

MPT maintains an experienced team of analysis engineers in both the US and UK. This includes CFD, structural analysis, multi-body dynamics and 1-D flow analysis. A summary of the predictive analysis capabilities is shown in the following slide.

Predictive Analysis Capabilities

Predictive Analysis

MAHLE
Powertrain

- MAHLE Powertrain has an extensive range of analysis capabilities which are used to predict engine performance, assess engine dynamic behaviour, fluid flow and temperatures and ensure component durability
- Predictive analysis is routinely carried out on the following systems and components:
  - Engine performance
  - Cranktrain
  - Valvetrain
  - Cylinder block and head
  - Cooling system
  - Exhaust system
  - Intake system (including in-cylinder gas flow & DI)
  - Oil system



Below is an example of MPT's exhaust manifold thermo-mechanical analysis

Predictive Analysis Capabilities

Exhaust System - Durability

MAHLE
Powertrain

- Full transient thermo-mechanical analysis of exhaust manifold and downpipe assembly (including turbo if fitted)
- Analysis simulates exhaust manifold crack test cycle
- Cycle averaged heat transfer coefficients from CFD analysis are applied
- Durability is based on cyclic plastic strain amplitude





Transient temperatures



Transient stresses

Further details of MPT's experience are available upon request.

3.2 Engine Dynamometers – Plymouth

MPT has six (6) performance and emissions tests cells and one (1) mechanical development test cell. Each of these test cells is outfitted with AVL fuel conditioning and metering equipment which enables precise fuel measurement and conditioning even over transient test profiles. All test cells are also outfitted with HBM torque flanges to enable highly accurate steady-state and transient torque measurements. These test cells can be used to support the project development testing alongside the use of higher power dyno's at other MPT and partner facilities.

3.2.1 Performance and Emissions Equipment

All MPT performance and emissions test cells are outfitted with the following equipment:

- PUMA 1.5.3 testbed software
- AVL 735/753 fuel metering and conditioning cabinets
- Air flow meter (LFE or Ultrasonic)
- AVL AMA i60 emissions bench for measurement of CO2, CO, O2 NO, NOx, THC and CH4 emissions
- AVL Indicom combustion analysis
- Combustion air supply and ambient temperature conditioning
- Blow-by meter
- Coolant flow meter

Optionally, the following equipment can be utilized:

- AVL 439 Opacimeter or AVL 483 Micro Soot Sensor for modal soot measurements (depending on availability)
- AVL 489 particle counter

3.2.2 Chilled Fluids Capability

In addition to a 25°C process water circuit, MPT also utilizes a chilled glycol circuit that runs 10°C coolant to each of the five (5) performance and emissions test cells to enable rapid engine cooling and/or chilled fluids mapping. A 300 ton unit is utilized to maintain a constant 10°C feed temperature to this circuit throughout the year.





3.2.3 Test Software

All of MPT's dynamometer cells utilize PUMA 1.5.3 for data collection and test scheduling. MPT has created an assortment of automated testing routines for previous gasoline mapping projects using this software, including DoE data collection, cold fluids mapping and torque structure mapping. Additionally, all test cells are linked to a host PC in order to back-up critical data files and enable quick transitions to alternate test cells, should the need arise.

In addition to PUMA, MPT utilizes the following software sets for engine performance and emissions testing:

- Indicom for combustion analysis
- ASCMO for DoE planning, modelling and calibration optimization
- Concerto for report generation and data plotting
- INCA 7.2 for ECU interface

3.2.4 Development Engineering Staff

MPT will utilize the Plymouth development engineering staff with experience in testing and calibrating gasoline applications for the performance and emissions and mechanical development tasks at Plymouth.

3.2.5 Testing Support Staff

The testing support staff at MPT enables stand-alone operation on a two (2) shift per day basis with four (4) technicians currently supporting second shift. MPT has multiple technicians who are experienced and proficient in gasoline engine testing and maintenance who will be assigned to this project. Additionally, MPT employs an instrumentation staff led by a former AVL test cell commissioning engineer with over 15 years of experience with AVL products. All emissions equipment maintenance is performed in-house by a former AVL emissions technician with over 10 years of emissions maintenance experience. Additionally, MPT instrumentation engineers are proficient in advanced test scripting that can be applied to this test program.

3.3 MAHLE Technical Center

MAHLE Technical Center in Farmington Hills maintains four engine test beds specifically equipped for mechanical development plus a host of unique instrumentation capabilities and measurement equipment, including TOPAS oil emissions measurement and radiometric analysis for oil consumption, to support mechanical development. The MAHLE Technical Center will provide thermal survey instrumentation, in-cylinder pressure measurement machining, Templug installation and analysis, and mechanical development test beds for this project.



MAHLE Technical Center - Machining Department

4 OBJECTIVES

The overall objective is to rapidly develop the new engine concept in preparation for early commercialization. MPT is proposing an abbreviated approach to suit the available budget which intends to manage risk through reliability growth and warranty planning.

The program is organized to include a series of technical milestones. Each milestone has specific technical objectives to achieve that allow parties to review and adapt the project. These milestones are identified and described below.

4.1 Milestone Objectives

4.1.1 MILESTONE 1: Risk Mitigation

The project has some significant technical challenges which need to be addressed. The project pulls these ahead to allow rapid understanding of any issues and sufficient resolution time. Specifically this phase includes:

1. **Literature Search** – to review P4 results and capitalize on lessons learned
2. **Performance Simulation** – the performance objectives of the engine will be analyzed in

detail using state of the art industry simulation software. The analysis will allow adjustment and refinement of the design and confirmation of the feasibility of the performance targets.

3. **Piston Design** – with a bore size outside of typical gasoline engines, in combination with a highly rated engine, MPT will undertake the design and analysis of the piston to identify the material requirements (e.g. steel or aluminum), pin bore design, crown geometry and skirt profile. Typically in engine design if the reciprocating components are well optimized the remaining engine is both lower weight and reduced size.

4. **P4 Rod Structural Design** – the P4 Rod itself experiences significant forces as it reciprocates in the engine. The P4 Rod will be designed and then undergo structural analysis and refinement.

5. **P4 Rod Bearing Design and Rig Testing** – this P4 Rod application is highly loaded by the design and performance specifications. A rig will be designed to mimic the load case and allow development of the P4 Rod bearing and lubrication system.

Upon completion of this phase, MPT will have a detailed understanding of the novel P4 concept design and its applicability in the ALFADAN marine application. MPT will have defined the design of those novel features to be used in the following phases. Results will be assessed and a Go / No Go decision will be approved by all parties prior to advancing to the next phase.

This phase will mitigate the major risks that are currently identified in the project and once completed will have defined the design of those features to be used in the following phases. Each of these activities will be undertaken and results will be combined for approval by all parties at the end of the work.

4.1.2 MILESTONE 2a and 2b: Single Cylinder Engine

With the experience from the Risk Mitigation work, a single cylinder variant of the engine will be designed and built in the most expedient manner. The aim of this section of the work will be to:

- Allow an early and cost effective demonstration of the function and specific performance of the engine
- Provide a tool to develop the mechanical functionality of the engine
- Allow the performance development of the engine including an understanding of the characteristics of knock, airflow and heat losses

Milestone 2 is split into 2a and 2b to allow approval and control for purchasing of parts. So Milestone 2a is at the completion of the design process via the approval of the engine design review. Milestone 2b is at completion of the testing.

It is much more effective to demonstrate novel engine concepts on a single-cylinder engine prior than moving directly to a multi-cylinder approach. This phase is a very effective way of resolving remaining risks without the costs of a multi-cylinder. The results from the testing work will be assessed and a Go / No Go decision will be approved by all parties prior to advancing to the next phase of work.

4.1.3 MILESTONE 3: Four (4) Cylinder Design & Analysis

With all the feedback from previous phases of work and the four (4) cylinder design and analysis

phase complete the project will be ready for procurement to begin. Prior to that a Milestone 3 will approve the design and analysis results and parties will agree the engine is ready for procurement.

4.1.4 MILESTONE 4: Critical Development and Calibration

A limited phase of critical on-dyno testing will be completed to establish performance of the engine against targets, totaling to 1,500 engine dyno testing hours. In parallel MPT will require ALFADAN to complete a specific test plan on a boat, as specified in Section 6.7. This will add an additional 3,800 engine hours of application testing

At the conclusion of this final milestone and the start of the series production program, it is expected that a limited number of series production engines will be produced and sold, with arrangements made to get feedback on their initial use and enable further refinement of the reliability and confidence levels. These updates are not part of this scope of work and should be considered as an ongoing product development or warranty reduction activity in ALFADAN's business model.

5 APPROACH

5.1 Product Technical Review

MPT performed an initial feasibility study with ALFADAN that included a concept design activity which made initial recommendations for the engine's key dimensions and reviewed the desired performance objectives against benchmarks.

5.2 Engine Interfaces

MPT will be responsible for the engine assembly including accessories, prototype control system and wiring harness. ALFADAN will be responsible for providing the interfaces and engineering details for the following items for the multi-cylinder engine:

- Engine block and spline to midsection interface
- Electrical power take off point on harness (Alternator is MPT responsibility)
- Water cooled exhaust manifold flanged to bolt onto intermediate case
- Air inlet
- Electrical link in harness to helm controls and command link
- Engine oil tank (with MPT support)
- Low pressure fuel supply from tank

5.3 RASIC

A RASIC (Responsible, Approve, Support, Inform, Consult) is a tool used to establish the roles of key resources for activities related to a project. The RASIC chart below describes the roles and responsibilities for the project.

	ALFADAN	MPT
Base engine design & analysis	S	R
Prototype engine procurement	S	R
Build of fleet test engines	S	R
Supplier selection	S	R
Milestone reviews	R	R
Engine & system technical specifications	A	R
BOM definition	I	R
DFMEA (Design Failure Mode Effects Analysis)	S	R
FMEA (Failure Mode Effects Analysis)	S	R
DVP&R (Design Validation Plan & Report)	S	R
Prototype engine management system & controls	S	R
Wiring harness	S	R
Initial engine testing	I	R
Fleet development testing	R	I, A
Base engine calibration	S	R

6 PROJECT DELIVERY / WORKSCOPE

6.1 Project Team Structure

MPT proposes to deliver the project from its Plymouth, MI office with a Technical Leader, who would be the main interface with ALFADAN. The Technical Leader will be supported by a Project Manager, Design and Analysis team lead, and Development team. The team will be supervised by MPT US management and supported by the global MPT technical specialists.

Engine development will be undertaken using MPT dyno facilities in Plymouth, MI, or at a partner facility as required by the engine performance and testing plan.

6.2 Project Management

MPT has a suite of project management processes, which will be utilized for this program. Elements relevant to this program are:

- Failure Mode and Effect Analysis (FMEA)
- Design Reviews to approve the design of critical systems and components
- Concerns Process to record and monitor issues as they arise
- Milestone Control to assist the program progression
- Product Specification containing the latest technical targets, design details and responsibilities. The document will be maintained and revised throughout the project and will contain system by system targets and specifications as they are defined.
- Design verification planning to determine critical testing that is needed either on engine dyno or in fleet operation
- Reliability growth analysis used in conjunction with the verification plan to show the status of the engine reliability against future targets

6.3 Procurement

MPT's procurement process is driven by ISO9001:2015 and MAHLE Group quality standards. The process is initiated by MPT writing a technical specification and/or engineering drawings and providing this information to a minimum of three (3) preferred MPT suppliers. The sourcing decision is guided by quality and timing performance data collected by the MPT quality team. Suppliers are first vetted by the ability to meet the technical specification, followed by a scoring system that takes quality / timing performance and cost into account. The supplier with the optimum score is selected.

6.4 Project Layout

Typical engine design and development projects for automotive engines involve the following phases:

- Concept/Prototype:
  - Engine design and analysis to target required attributes
  - Testing to develop engine to target attributes
  - Prototype parts only
- Design Intent:
  - Attribute targets proven based on hardware specified
  - Dyno calibration completed and definition of targets confirmed
  - Initial mechanical and durability testing and all issues resolved
- Production Intent:
  - Attribute targets proven with final design & production tooling
  - Issues from beta phase solved
  - Engineering Sign Off: Start of responsibility transfer to customer
- Pilot:
  - Attribute targets proven with production processes

- Production process approved for "Start of Production"

The accumulated testing hours for this project are expected to be in the region of 1,500 engine dyno testing hours plus a further 3,800 hours of testing in a boat operated by ALFADAN. It is ALFADAN's goal to launch straight into a production program at the completion of this program.

6.5 Risk Mitigation

This phase of work will focus on five (5) areas for the design.

6.5.1 Literature Search

Search and evaluate the following:

- Examples of previous success or issues encountered with P4 Technology and their bearings
- Design guidance and simulation tools to support bearing design
- Friction data for P4 Technology versus conventional cranktrains

6.5.2 Performance Simulation

MPT will undertake a 1D performance analysis with GT Power. This analysis will take the major engine dimensions identified in the feasibility study and build a more sophisticated calculation model to ensure the engine will meet its performance requirements. The major outputs from this model will be:

- Predicted torque curve (friction inputs will have to be estimated at this stage)
- Airpath layout and critical geometry
- Valve sizes and timing

6.5.3 Piston Design

Piston design and analysis to suit the large cylinder bore, high performance levels and allow better weight and size of the whole engine.

6.5.4 P4 Rod Structural Design

The P4 Rod will be designed and then undergo structural analysis and refinement.

6.5.5 P4 Big End Bearing Design and Rig Testing

A rig will be designed to mimic the load case of the engine and allow development of the P4 bearing and lubrication system

6.5.5.1 Bearing Test Rig: Design and Build

The test rig will simulate the bearing's velocities and applied loads as closely as possible within the constraints of a pragmatic test arrangement. Deviations from the engine operating conditions will be noted in the reports and factored into the conclusions of all reports.

The main objectives of the test rig are:

- Identify suitable materials and geometry for the P4 bearings

- Identify the required stiffness for the P4 Rod
- Identify lubrication requirements of the P4 bearings

MPT's current plan is to build a rig using the rig concept. A final decision on the rig concept will be taken shortly after project initiation, after further calculations have been made to confirm the feasibility of this arrangement. The test rig concept will hold the P4 Rod component stationary then move the bearing surfacwe while applying a representative load. This will offer improved instrumentation opportunities and robustness compared to a test rig or engine with a moving P4.

6.5.5.2 P4 Big End Bearing

The P4 big end bearings will be sized to represent the geometry of the engine.

6.5.5.3 P4 Drive Component Design

P4 Drive component for the rig testing will be designed to evaluate the required stiffness of the component to provide a suitable bearing surface for the P4 bearing. Only static structural analysis will be carried out. To make the P4 Rod assembly suitable for engine use, further design work, fatigue analysis and weight optimization will be carried out in later phases.

6.5.5.4 P4 Bearing Materials and Geometry

Suitable bearing materials will be investigated, starting with traditional journal bearing materials but also considering more exotic materials such as silicon nitride. Geometry considerations will start with the overall dimensions required to achieve suitable mean bearing pressures before focusing on micro geometry to aid lubrication and prevent wear and/or seizure.

If suitable bearing analysis tools or models are identified during the literature search then they will be applied in this task.

6.5.5.5 Lubrication and Oil Additives

Lubricant evaluation for the P4 bearings will focus on the typical automotive oils, with consideration given to additives that may aid the P4 bearings loads.

6.5.5.6 Lubrication Supply

The rig's oil supply will be generated by MPT's oil conditioning rig, which will control the oil feed temperature and pressure to ensure consistent test conditions.

- Oil Temperature Accuracy: Temperature +/2°C
- Oil Pressure Accuracy: Pressure: +/2kPa

6.5.5.7 Bearing Test Rig

The rig will be used to develop solutions for the bearing during a planned period of two (2) months. During this time an engineer will work with the design team, instrumentation engineers and MAHLE bearing experts.

6.5.5.8 Bearing Design Parameters & Testing Combinations

Multiple iterations of P4 bearings will be designed for evaluation on the rig. It has been determined that the total number of possible combinations would be 144; however conducting a full factorial test of all those combinations is impractical so a reduced test matrix, aimed at identifying the most significant parameters and trends has been developed and the current estimate for the number of different combinations to be tested is 42. This is based on the assumption that the bearings will be designed for each bearing test. The exact number will be determined when the work is carried out to identify the practical options for the factors discussed above.

Each bearing arrangement will be initially tested at low loads and speeds before increasing to the levels expected during engine operation. If significant problems are encountered during the test program, such as a high number of rapid bearing seizures, then the test matrix may be significantly modified to concentrate on identify and solving the root cause of the problems on a different number of test pieces. If the bearings are capable of running for extended periods then the wear rates will be assessed as much as possible within the available time.

Instrumentation per Section 6.5.5.8 will be applied as required.

Parameter	No of Variants	Comments
Bearing Contact Area (Mean Bearing Pressure)	3	Align at least 1 to benchmark data
Bearing Outer Profile	2	Plain versus leading edge vee
Bearing Side Profile (micro-geometry)	2	Plain lead chamfer -Easy to manufacture More complex barrel (harder to manufacture
Bearing Materials	3	Silicon Nitride Bronze/Copper Beryllium Typical journal bearing material –Sputter?
Lubrication	4	2 Regular SAE Viscosity Grades Possibly a high pressure additive
No of Possible Combinations (Full Factorial)	**144**	

qrg

6.5.5.9 Instrumentation List

Parameter	Instrumentation
P4 bearing load	Load cell to measure applied force
P4 deflection	Strain Gauges: 2-3 on both upper and lower section of P4 frame

Oil film thickness	Fiber optics & fluorescent dye in oil (MAHLE BU1 technique)
Oil Film Pressure	Possible use of a high speed pressure sensor embedded into the bearing surface of the P4 Rod and components. Feasibility to be confirmed.
Oil supply pressure	Pressure transducer
Oil supply temperature	Thermocouple in oil supply
Metal temperature	Thermocouples (~4) near P4 Rod bearing surfaces
Drive torque	Inline torque flange on drive shaft
Crank position	Crankshaft encoder or toothed encoder/sensor

6.6 Single Cylinder Engine

The single cylinder engine will allow an early and cost effective demonstration of the function and specific performance of the engine. Specifically, it will allow the development of the mechanical functionality of the engine but also the performance development of the engine including an understanding of the characteristics of knock, airflow and heat losses.

The engine will be designed and manufactured ready for testing on engine dyno at MPT. In addition the engine will allow the development and application of the engine management system. MPT plans to use its prototype controller the MAHLE Flexible ECU (MFE) for the project.

The single cylinder is aimed at allowing the P4 Rod assembly mechanism to be designed and tested with fully representative loads speeds and loads from the multi-cylinder engine, providing a more flexible development platform that a fully designed multi-cylinder engine. It will also reduce the risk and allow the development of the combustion system to be accelerated.

6.6.1 Single Cylinder Design Scope

- Custom crankcase and cranktrain to accommodate the P4 mechanism
- A single cylinder version of the cylinder head and valvetrain
- Airpath features such as the intake and exhaust ports will be transferable to the multi-cylinder with minimal adjustment
- All of the valvetrain layout, design, analysis and component selection will be transferable to the multi-cylinder engine with minimal adjustment
- The piston, P4 Rod, P4 Drive assembly and P4 bearings will be designed to be suitable for transfer to the multi-cylinder engine
- Fatigue analysis and weigh optimization work will build on the basic stiffness requirements and associated geometry developed in Risk Mitigation Phase.
- Intake and exhaust systems will be suitable to allow the performance analysis model to be

validated

- The single cylinder engine's operation will be supported by external, independent oil and coolant conditioning rigs

6.6.2 Single Cylinder Analysis Scope

- GT VTrain Analysis
- Cranktrain Structural Analysis
- Cranktrain Dynamic Analysis
- P4 Structural Analysis
- CHT Thermal Analysis of Head and Block Assembly
- In-cylinder CFD - Airflow, fuel distribution and combustion

6.6.3 Single Cylinder Testing

Performance and mechanical systems testing will be carried out on MPT's small engine dyno. Specifications of the small engine dyno are as follows:

- Baldor 65 hp AC double-ended dyno
- ABB Drive
- HBM T12 torque flange
- Nominal 500Nm
  - 0.01% Accuracy at full scale
  - Data Acquisition
- Inca - low speed DAQ and ECU communication
- Kistler KiBox - high speed DAQ
- Dyno control managed by control panel on drive
- 2" LFE airflow meter
- Fuel conditioning system with Coriolis fuel flow meter



Test details are shown in Section 6.9. The test duration is approximately three (3) months.

6.7 Multi-Cylinder Engine

The multi-cylinder engine will be designed based on experience from the previous work. MPT will use its general engine design experience, guidelines and basic calculations as the primary tool to design the engine to reduce cost. Analysis will be undertaken, where critical, to feed into the design process.

A design verification plan (DVP) will be prepared and critical testing undertaken on engine dynamometer. Following the DVP, the engine will be calibrated for its first application.

The engine will function using a prototype engine management system using a MPT control strategy.

6.7.1 Definitions for Design Scope

- **COTS:** Commercial Off The Shelf (Standard) Parts
- **Prototype:** Functionally representative of series production but manufactured using methods with lower tooling costs and lead time but at a higher piece price.
- **Design Intent:** Geometry and materials are representative of what will be used in series production but the components are manufactured with non-production tools and processes.
- **Production Intent:** Production tools and materials used for component manufacture but

not full production processes, especially for engine assembly. Further testing carried out to continue reliability growth.

- **Production Pilot:** Production tools and production processes used for all component manufacture and assembly operations. Assembled engines put through final validation testing before series production and sales begin.
- **Rapid Prototype Sand Casting**: Typically the sand cores are formed by selectively laser sintering a sand and binder material to form the cores/mold pack used in the casting process. These cores are a single use item and are one of the most significant contributors to the overall cost but they do allow fully functional components to be created without the need to invest in traditional sandcore tooling which is very expensive and has a long lead time.
    - After casting, the parts are machined to form the high precision surfaces.
    - MPT typically favors sourcing cast and machined parts from a single vendor for small and medium volume projects.
    -

6.7.2 Multi-Cylinder Design Scope

The table below shows the design level and anticipated manufacturing process of the major components

System / Component	Design Maturity	Anticipated Manufacture Method	Comments
01 Cranktrain			
Crankshaft	Prototype	Machine from Billet	
Main Bearings	COTS[1]	N/A	
Big End Bearing	COTS[1]	N/A	
Thrust Bearing	COTS[1]	N/A	MPT unsure whether MAHLE will have a thrust bearing suitable for use in a vertical crankshaft installation, likely that a custom designed part will be required
Flywheel	Prototype	Machine from billet	
TV Damper	Design Intent	Component supplier specific	May be a development level part, application specific performance will be designed/tuned by component supplier
P4 Rod	Design Intent	Machine from billet	May require a forging in series production
P4 Drive Bearing support	Design Intent	Machine from billet	
P4 Rod Bearings	Design Intent	TBD	Manufacture method will be selected once preferred materials have been identified

02 Cylinder Block			
Crankcase	Design Intent	RP Cast & Machined	Crankcase casting will be designed to include draft & split lines for typical manufacture from conventional sand core tooling/molds. Such features will not be required for the Rapid Prototype Sand casting method for this phase but will make the parts a close representation of a traditionally formed sand casting.
Cylinder Liner	Design Intent	Cast iron sleeve	Intend to specify a suitable spun casting in the required size if possible Option 1: Parent metal aluminum but less well suited for development when you have very few parts Option 2: Repurpose the liner blank from an industrial diesel (if we can buy them) Option 3: Use Durbar for the single & possibly the first batch of multi-cylinders (would need some further validation after switching to production parts)
03 Cylinder Head			
Cylinder Head	Design Intent	RP Cast & Machined	Crankcase casting will be designed to include draft & split lines for typical manufacture from conventional sand core tooling/molds. Such features will not be required for the Rapid Prototype Sand casting method for this phase but will make the parts a close representation of a traditionally formed sand casting.
Valve Seats	COTS[1] or Design Intent		
Cylinder Head Gasket	Design Intent	Multi-layer steel	MLS tooling required for prototype, would be OK for production but not sure on exact durability
04 Ancillary Drive			
Alternator	COTS[1]		Typically on the flywheel, spec is 12v / 150amps, need to check if we can get a COTS system for that rating
Starter Motor	COTS[1]		
05 Cooling System			
Water Pump	N/A	-	Water pump will be located in the midsection and is ALFADAN's responsibility. MPT will supply data on pump's required performance.
Thermostat	COTS[1]	-	
Thermostat Housing	Design Intent	RP Cast & Machined	
Hoses	Prototype		
06A Camdrive			

Camshaft Pulleys	COTS[1] or Design Intent	TBD	
Crank pulley	COTS[1] or Design Intent	TBD	
Belt Tensioner	COTS[1] or Design Intent	TBD	
Idler Pulley(s)	COTS[1] or Design Intent	TBD	
Brackets & Miscellaneous	Prototype	Machine from billet or weldment	
06B Valvetrain			
Valves	COTS[1] or Design Intent		Use COTS parts if suitable, otherwise custom, design intent level parts will be required
Followers	COTS[1] or Design Intent		Use COTS parts if suitable, otherwise custom, design intent level parts will be required
Springs	COTS[1] or Design Intent		Use COTS parts if suitable, otherwise custom, design intent level parts will be required
Keepers etc	COTS[1] or Design Intent		Use COTS parts if suitable, otherwise custom, design intent level parts will be required
07A EMS			
Engine Control Unit	Prototype	N/A	Either MFE or Pi
All Engine Sensors	COTS	N/A	Standard production sensors will be used, MPT typically use Bosch components but all suitable parts with available engineering data will be considered. Marine grade components will be selected when available. Dual output sensors required for EMS redundancy.
07B Emissions			
	Exhaust Aftertreatment	N/A	Assumed to not be required and not included in the scope of this document
07C Electrical			
	Spark Plug	-	Select a widely used M18 part that is available with a selection of heat ranges. M Jet option as priority to spark plugs.
	Wiring Harness		Marine Spec required
08 Sealing & Covers			
Front Cover	Design Intent	RP Cast & Machined	
Cam Cover	Design Intent	RP Cast & Machined	
Oil Pan	Design Intent	RP Cast & Machined	Mid-section
09A Lubrication			

Oil Pump	COTS[1]		Oil pump will be crankshaft driven and located on the bottom side of the engine.
Scavenge Pump	COTS[1] with design intent level integration as required		May be required If the oil tank is down on the midsection, will the oil gravity drain to it fast enough with sufficient de-aeration?
Oil Tank	COTS		MPT to specify oil tank minimum size and oil pick up characteristics. Oil tank will be located in midsection, ALFADAN's (midsection supplier) midsection responsibility.
09B Breather			
PCV	COTS[1]		
Hoses	Prototype	Assembled hoses, fittings & clamps -Type TBD	Prototype – production intent custom molded hoses are not included in this scope
10A Intake System			
Intake Manifold	Design Intent	RP Cast & Machined	
Intake Air Duct	Design Intent	RP Cast & Machined	
Air box & filter/screen	-	-	ALFADAN responsibility
Throttle	COTS[1]	-	Attempt to identify a throttle unit that will be suitable for series production procurement in the future
10B Fuel System			
Fuel Injector	COTS[1]		Anticipate 2 injectors per cylinder will be required to achieve required peak flow rate and dynamic range -Best hope for identifying a COTS part is probably from 2 valve/cylinder big block V8 PFI systems (~1liter / cylinder) -Document scope assumes that MPT can find a suitable part, eliminating the need to commission a custom part
Fuel Rail	Design Intent	Machined from billet or soldered assembly	
Fuel Pump Unit	COTS	Electric, Marine Grade	System includes a fuel pump, water separator / fuel filter prior to the fuel pump, VST, water sensor, and final (smaller) filter between the fuel pump and fuel rail. System will be located on the engine.
Fuel Hoses	Prototype	Assembled hoses, fittings & clamps -Type TBD	Production intent custom hoses are not included in this scope

11 Exhaust			
Exhaust Manifold	Design Intent	RP Casting	Manifold will be integrated into cylinder head & crankcase with a full water jacket. OPTION
Exhaust Gaskets	Design Intent	TBD	
12 Whole Engine			
Engine Mounts	Design Intent	Part of engine block	Minimum of two engine mounts cast into the engine block for attaching to the midsection with four mount option.

[1] If a suitable component can be identified along with adequate engineering data

Corrosion protection will be provided for all wetted surfaces in the cooling system

6.7.2.1 Failure Mode Engineering Analysis

The compressed engineering program for this engine will not include specific FMEAs being generated for the new engine design. MPT will refer to their generic documents to identify risks where applicable.

6.7.2.2 Coolant Pump

The coolant pump will be located in the drive leg and is the responsibility of ALFADAN. MPT will supply data on the required performance of the pump and associated cooling water delivery system.

6.7.2.3 Oil Pump

The oil pump will be driven by the crankshaft and located on the bottom of the engine. The oil pump is the responsibility of MPT. The oil sump (tank) will be the responsibility of Alfadan (midsection supplier). MPT will support the design of the oil sump by specifying any critical internal features of the oil pan and oil volume.

The engine oil filter will be located on the engine and will fall within MPT's responsibility.

6.7.2.4 Fuel Pump

The fuel pump unit will be mounted to the engine under the cowling, protected from the potentially corrosive salt water environment. The fuel pump unit consists of fuel pump, VST, water separator / fuel filter prior to the fuel pump, water sensor, and final (smaller) filter between the fuel pump and fuel rail.

6.7.3 Multi-Cylinder Analysis Scope

- Cranktrain Dynamic Analysis
- Crankshaft Structural Analysis
- CHT Thermal Analysis of Head and Block Assembly
- Thermo-mechanical Head and Block Analysis
- Bottom End Assembly Structural Analysis
- Exhaust Manifold CFD Analysis

- Exhaust Manifold Thermo-Mechanical Analysis

6.7.4 Engine Packaging

Overall engine package dimensions will be determined once MPT has laid out the multi-cylinder design. MPT will aim to minimize the overall engine dimensions as much as possible within the durability targets and available engineering budget. Alfadan has provided design dimension constraints with cowl width max at 22".

6.7.5 Engine Weight

MPT will aim to minimize component mass as much as possible within the durability targets and available budget. MPT will maintain a weight estimate based on the CAD models throughout the design process. ALFADAN weight target for the complete engine assembly is estimated to be 350 pounds maximum.

6.8 Component Procurement

MPT will procure components to support the prototype build and development activities in the single and multi-cylinder testing phases. These will be sourced from MPT's prototype supply base with the required metrology and conformance documentation to support the development phase.

The scope of this document does not include any arrangements or commitments for series production supply. MPT endeavors to support series production supply in a subsequent project.

6.9 Test Plan (DVP)

Development and validation testing has been applied by phase:

1. Risk Mitigation –focused on the P4 Rod and Bearing development
2. Single Cylinder – performance and mechanical development
3. Multi Cylinder – performance, mechanical and durability
4. In Boat Testing (costs not included, ALFADAN responsibility) – performance, environmental, mechanical and durability testing
5. Pre-Production testing (costs not included, recommended tests on the final production hardware made from final production tooling) – performance, mechanical and durability

The sections and tables below details the proposed test plan for each testing group.

6.9.1 Performance and Emissions

Heavy reliance is placed on the simulation work and design activity to produce a combustion system that both meets performance and emissions. MPT will endeavor to produce a combustion system that minimizes engine out emissions and meets performance expectations. Although most contemporary outboard engines do not require a catalyst to meet current regulatory requirements, the engine out emissions of the ALFADAN engine are difficult to predict prior to simulation and engine testing. MPT is also aware that upcoming regulatory changes will

require future outboards to implement after-treatment systems. The scope of this document assumes that a catalyst is not required and does not include any exhaust after-treatment. If a catalyst is deemed necessary to meet regulatory requirements, data collected by MPT can be used by a catalyst manufacturer to specify a catalyst with suitable precious metals to achieve compliant tailpipe emissions. The performance and emissions test plan is shown below:

Project Code					Tests per Phase			
					Single Cyl	lti Cyl Engine Dyno	lti Cyl In Boat	e-Prod Recommended
Y	Optimised Power Curve	Powertrain Development	Turbo P & E	Cyl P, Inlet P?	3	2		
Y	Mapped Power Curve	Powertrain Development	Turbo P & E			1		1
Y	Full Load Combustion Characteristics	Powertrain Development	Turbo P & E	AFR distribution check	1	1		
Y	Camshaft Development	Powertrain Development	NA P & E		1	1		
Y	Fuel Economy and Emissions Maps	Powertrain Development	NA P & E	Only on prop curves	1	1		
Y	Spark Plug Gap Optimisation	Powertrain Development	NA P & E		1		1	
Y	Idle load sweep	Powertrain Development	NA P & E		1	1		
Y	Idle spark sweep	Powertrain Development	NA P & E		1	1		
Y	MPI Injector Phasing	Powertrain Development	NA P & E		1			
Y	Compression Ratio Selection (M	Powertrain Development	Turbo P & E		2			
Y	Charge Air Temperature Sensitivity	Powertrain Development	Turbo P & E		1			
Y	Inlet Depression Sensitivity	Powertrain Development	Turbo P & E		1			
Y	Exhaust Back Pressure Sensitivity	Powertrain Development	Turbo P & E				1	
Y	Coolant Temperature Sensitivity	Powertrain Development	Turbo P & E		1		1	
Y	Fuel Octane Sensitivity	Powertrain Development	Turbo P & E				1	
Y	Build parameter sensitivity (CR, cam timing, fuel flow, ign angle, air meter reading etc)	Powertrain Development	Turbo P & E					1

6.9.2 Mechanical Development

The majority of the mechanical development test plan will be conducted in the application (in-boat), with some up front testing executed in the multi-cylinder testing phase for critical areas. An instrumented engine, data acquisition system and test plan will be supplied to ALFADAN for the in-boat testing along with some remote (located in Plymouth, MI) engineering support. ALFADAN will provide the boat, driver and qualified personnel for transferring data to MPT engineers. The mechanical development test plan is shown below:

Project Code					Tests per Phase			
					Single Cyl	lti Cyl Engine Dyno	lti Cyl In Boat	e-Prod Recommended
Y	Oil aeration map	Powertrain Development	Mechanical Systems				1	
Y	Catastrophic oil carryover testing	Powertrain Development	Mechanical Systems				1	
Y	Blow-by map	Powertrain Development	Mechanical Systems			1		1
Y	CCV map	Powertrain Development	Mechanical Systems				1	1
Y	Breather system condensate freezing tests	Powertrain Development	Mechanical Systems				1	
Y	Dipstick Calibration - Oil Level Sensitivity	Powertrain Development	Mechanical Systems				1	
Y	Hot idle test	Powertrain Development	Mechanical Systems				2	
Y	Dynamic oil pressure test (nominal)	Powertrain Development	Mechanical Systems				2	
Y	Hot start oil pump prime	Powertrain Development	Mechanical Systems				3	
Y	Cold start oil pump prime	Powertrain Development	Mechanical Systems				3	
Y	Blocked filter test	Powertrain Development	Mechanical Systems	Oil pressure light setting			1	
Y	Oil Cooler Performance	Powertrain Development	Mechanical Systems				1	
Y	Oil Pressure Survey Test	Powertrain Development	Mechanical Systems				1	
Y	Oil Consumption	Powertrain Development	Mechanical Systems				2	
Y	Piston Marking	Powertrain Development	Mechanical Systems			2		
Y	Thermostat function	Powertrain Development	Mechanical Systems				1	
Y	Heat balance analysis	Powertrain Development	Mechanical Systems			1	1	
Y	Cylinder Head and Block Thermal Survey	Powertrain Development	Mechanical Systems	6 Thermo-couples		1	1	
Y	Residual Hardness Measurements (Piston, Valve)	Powertrain Development	Mechanical Systems				1	
Y	Motored Friction	Powertrain Development	Mechanical Systems		1	1		
Y	Crankshaft torsional vibration measurements	Powertrain Development	Mechanical Systems			1		
Y	TV Damper Temp Survey	Powertrain Development	Mechanical Systems	Supplier resp			1	
Y	Guide TV's	Powertrain Development	Mechanical Systems			2		
Y	Altitude Testing	Powertrain Development	Installation					1
Y	Water Ingress	Powertrain Development	Installation					1

6.9.3 Hardware Capability, NVH and Durability

Initial testing on the engine dyno's will show the durability of the engine with a focus towards maximum power and cruise operating points. The 10 (ten) 600 hour tests in the boat and four (4) pre-production recommended tests are design to show the reliability is met.

Project Code					Tests per Phase			
					Single Cyl	lti Cyl Engine Dyno	lti Cyl In Boat	e-Prod Recommended
Y	Spark Plug Heat Range Validation	Powertrain Development	Hardware Capability		1	1		
Y	Spark plug cold fouling test	Powertrain Development	Hardware Capability				1	
Y	MAF/MAP Signal	Powertrain Development	Hardware Capability			1	1	
Y	180hr HST	Powertrain Development	Durability		1	2		2
Y	600hr Cruise Durab	Powertrain Development	Durability				10	4
Y	Shallow Thermal Shock	Powertrain Development	Durability	Marine adjusted			2	2
Y	Oil Sludge	Powertrain Development	Durability					1
Y	Piston Scuff	Powertrain Development	Durability			2		
Y	150 Hr Exhaust Manifold Crack	Powertrain Development	Durability	Modify for boat test			1	
Y	Low Speed Durability - Cam & Tappet	Powertrain Development	Durability				1	
Y	Engine/Component Vibration	Powertrain Development	NVH				1	
Y	Resonance Durability Tests	Powertrain Development	NVH				2	

6.10 Reliability Growth

A Reliability Growth model will be developed and introduced to ALFADAN. This model can be used by ALFADAN to understand the engine reliability against durability levels.

7 DELIVERABLES

Deliverables for the program are as follows:

- Documentation including meeting presentations
- CAD models and engineering drawings
- Bill of materials including cost information
- Product technical specification
- System specifications
- Any CAE models and analysis reports (MS PowerPoint format)
- DVP documentation
- One (1) single-cylinder engine
- Three (3) multi-cylinder engines

8 CUSTOMER RESPONSIBILITIES

Customer will provide the following to MPT:

- All drive, boat and installation information in CAD format to support the design process provided in a timely manner free of charge
- Support design and milestone reviews in a timely manner
- All non-engine parts required for engine build and testing, including mid-section/lower unit from supplier, engine signal type and format necessary for boat helm / instrument panel, wiring harness interface details, interface detail for the engine to midsection from midsection supplier, etc.
- Engineering support from the supplier of the midsection / lower unit for the design and packaging of the oil tank and associated connections
- Supply of the coolant pump and associated connections
- At minimum, one (1) suitable competitor engine for benchmarking

9 ASSUMPTIONS

The pricing identified is based on the following assumptions:

General

- This SOW is for the engineering services to produce a prototype design and running engines. These services include 1,500 hours of engine-based dynamometer testing plus engineering support for 3,800 hours of testing in a boat operated by ALFADAN. However, MPT recommends further testing of the final, production-tooled engine, which would be completed on a boat.

- Design for volume production, as required by ALFADAN, may require additional design work. These efforts would be supported by the production suppliers. Production tooling, production sourcing, supplier quality or production engine supply are not included in this SOW. MPT endeavors to support engine production and, if requested, can provide a SOW for this support.
- MPT standards will be utilized.
- Exhaust aftertreatment engineering has not been included in this SOW. If required, Customer will work with their chosen exhaust aftertreatment supplier, with MPT supporting this effort.
- Customer will be responsible for return shipping of test engines (for inspection, repair, or post-test disassembly and inspection) and shipping of ALFADAN supplied parts that may be necessary for engine testing to MPT's test facility.
- It is assumed that Customer-nominated suppliers for midsection / lower unit have appropriate technical capability and resources to support the project in a timely manner.
- Performance measurements are included in the scope of work, however, third party witness evaluations is outside this scope of work.

Design and Analysis

- MPT will define all CAD systems and standards at kick off for the project
- Customer is responsible for providing access to Customer's supplier interface data (mounts, packaging, midsection exhaust connection, etc.) to enable MPT the ability to accurately design the engine.
- Drawing text will be in English language
- FMEA's will cover major components and systems as deemed appropriate by MPT
- MPT will provide CAE models to component suppliers where necessary that enable them to perform their required activities
- It is assumed there are no styling requirements for the engine, however, MPT recognizes that beauty covers are marine-industry standard. MPT is willing to assist in the design of any additional components, if requested by Customer. Additions to design scope will follow MPT's PCN process.
- Radiated noise analysis is not included in this scope of work; however, MPT can recommend NVH support sources to Customer.
- Service requirements will be determined during multi-cylinder design phase.
- MPT will work with midsection supplier to determine any torsional dampening required by the midsection supplier or the engine.

Engine Build, Development and Test

- Rapid prototype tooling is used for engines included in this program
- Radiated noise testing or development activities are not included in this scope of work. However, MPT can support Customer if requested. Additional support will follow MPT's PCN process.

Calibration:

- The calibration will support basic engine operation above 40°C and below 10°C; however, testing to these parameters will not be performed under this scope of work.
- The calibration will support basic engine operation above sea levels; however, testing to this parameter will not be performed under this scope of work.
- Calibration will support best engineering practices to minimize engine out exhaust emissions with the intent to achieve current ARB (Air Research Board) and EPA part 1045 emissions standards without an exhaust after-treatment system.
- Prototype controllers are owned by MPT and will be returned at the conclusion of the program. A production controller would be identified for the follow-on series production program

10 TRAVEL

It is assumed that no travel outside of SE Michigan will be required. If travel is required or requested by Customer, authorized travel expenses, which include but are not limited to airfare, accommodation and rental car, will be tracked and invoiced to Customer at cost +8%.

11 TIMING

The estimated start date for the program is May 2020, subject to signing this document and receiving the initial payment. The duration of this project is estimated to be 36 months. MPT will endeavor to reduce the timing to 30 months if at all possible.

12 PRICE

The **FIXED** price for the deliverables described in this SOW is:

Phase	Description		Task	Phase Totals
1		**Risk Mitigation:**		$ 968,771
	1a	Literature Search, Performance Simulation, Piston Design	$ 195,595	
	1b	P4 Structural Design, P4 Bearing Design and Rig Testing	$ 773,176	
2		**Single Cylinder:**		$ 1,836,698
	2a	Single Cylinder - Design	$ 1,140,543	
	2b	Single Cylinder - Procurement, Build and Development	$ 696,155	
3		**Multi-Cylinder - Design**		$ 1,485,741
4		**Multi-Cylinder - Procurement, Build and Development**		$ 2,208,293
		Project Total		$ 6,499,503

Additional prototype engines can be sourced in parallel with the multi-cylinder test sourcing at a cost of $200,000 each.

Procurement will be on an open book basis.

13 INVOICE SCHEDULE AND PAYMENT TERMS

Invoicing will be on a milestone basis / partial pay in advance, with first payment due at project start. Last payment is due at multi-cylinder test completion, prior to final report. The first invoice for each milestone is based on 75% of milestone price and is due at the start of the milestone. The second (final) invoice for each milestone is 25% of milestone price and is due at the

completion of the milestone. Payment terms are Net 15 (from invoice date). Payments will be EFT (Electronic Funds Transfer) method. The table below shows the invoicing plan.

Invoicing Schedule		
Invoice #	Milestone	Amount
1	Project Start - Risk Mitigation - Phase 1a Start	$ 146,697
2	Risk Mitigation Phase 1a Complete	$ 48,899
3	Risk Mitigation - Phase 1b Start	$ 579,882
4	Risk Mitigation - Phase 1b Complete	$ 193,294
5	Single Cylinder - Phase 2a - Design Start	$ 855,407
6	Single Cylinder - Phase 2a - Design Complete	$ 285,136
7	Single Cylinder - Phase 2b - Procurement, Build, Test Start	$ 522,116
8	Single Cylinder - Phase 2b - Procurement, Build, Test Complete	$ 174,039
9	Multi-cylinder - Design Start	$ 1,114,306
10	Multi-cylinder - Design Complete	$ 371,435
11	Multi-cylinder - Procurement, Build, Test Start	$ 1,656,220
12	Multi-cylinder - Procurement, Build, Test Complete	$ 552,073
	Project Total	**$ 6,499,503**

14 ACCEPTANCE – DELIVERABLE AND PROJECT CLOSURE

Customer accepts delivery of the goods upon receipt. Customer has two (2) business days to make written objections as to the delivery of the goods. Customer must pay for goods as the parties work in good faith the resolve the dispute.

Where applicable, Customer will respond to the Deliverable Acceptance email and/or sign the Project Closure Acceptance Letter upon receipt and acceptance of the deliverable or completion of the project. In lieu of signature, the parties agree that Customer has accepted delivery if Customer does not provide MPT with a written objection as stated in this section, if Customer's authorized representative confirms delivery and acceptance with an e-mail or other acceptable written method, if Customer makes payment for Project or if the Customer authorizes payment on a Customer portal for which MPT has access.

15 PROGRAM SCOPE CHANGES OR EARLY TERMINATION

15.1 Program Scope Changes

Changes to the scope of this program, including any additional work or resources requested by Customer for tasks subsequent to commencement of work or any repeat work caused from inaccurate information and / or components supplied by the Customer or the Customer-nominated suppliers, or personnel requirement changes, shall be communicated in writing to the MPT Program Manager or Technical Project Lead. MPT shall respond in writing within five (5) working days, detailing an effect resulting from those changes using the Project Change Notification (PCN) form. If accepted by customer, an amendment to the contract will be issued and signed by both parties to be effective.

15.2 Program Early Termination

Either Party may terminate this contract upon written 30 day notice to the other Party. The termination will become effective after 30 days providing that the cause for termination cannot be resolved. Early termination of this contract can be made by either party. In the event of early termination of the contract (to be confirmed in writing), MPT will provide a final invoice to include any work completed but not yet invoiced, any other incurred close down and commitment costs. Materials can be provided to the Customer upon payment.

16 EXPORT CONTROL CLAUSE

With respect to any information disclosed pursuant to this Agreement, each Party agrees that it will not transfer or disclose any information it receives from the other Party that constitutes an export controlled item, data or service to foreign persons employed by or associated with, or with whom it has a contractual relationship with that Party or that the Party's suppliers, without the authority of an export license, agreement or applicable exemption or exception. The Disclosing Party agrees to notify the Receiving Party if export laws or regulations restrict the Receiving Party from disclosing the Confidential Information.

17 INSURANCE

MAHLE Powertrain LLC holds Professional liability insurance to a maximum of $5m. Certification is available upon request.

18 DISCLAIMER OF WARRANTY

Except as otherwise provided explicitly elsewhere in this SOW, MPT makes no representation or warranty whatsoever with respect to the services rendered or products sold, including, but not limited to the fact that manufacture, importation, use, offer of sale, or sale of any of the equipment, hardware or software proposed in this document will be free of infringement of the proprietary rights or interests of any third party.

19 TERMS AND CONDITIONS

This project is subject to the Master Services Agreement dated April 27, 2020 between MAHLE Powertrain LLC and ALFADAN

ACCEPTANCE SIGNATURE BLOCK	
Authorized Customer Name (Print):	**MAHLE Powertrain Name (Print):**
Albert Araujo	Robert E Vischer
Signature: [signature]	**Signature:** [signature]
Date: April 27 2020	**Date:** April 27 2020

20 APPENDICES

20.1 Appendix A – MPT's Publications

Journal papers

- Hall, J., Marlok, H., Bassett, M. and Warth, M., 'Analysis of Real World Data from a Range Extended Electric Vehicle Demonstrator,' SAE International Journal of Alternative Power. 4(1):20-33, 2015
- Porter, B., Blaxill, H., and Jariri, N., "A Study of Potential Fuel Economy Technologies to Achieve CAFE 2025 Regulations using Fleet Simulation Modeling Software," SAE Int. J. Alt. Power. 4(2):352-362, 2015
- Khan, A., Burluka, A., Neumeister, J., OudeNijeweme, D. et al., "Combustion and Autoignition Modelling in a Turbocharged SI Engine," SAE Int. J. Engines 9(4):2079-2090, 2016
- Bassett, M., Hall, J., Hibberd, B., Borman, S., Reader, S., Gray, K. and Richards, B., 'Heavily Downsized Gasoline Demonstrator' SAE International Journal of Engines Engines 9(2), 2016
- Hall, J., Bassett, M., Hibberd, B., and Streng, S., 'Heavily Downsized Demonstrator Engine Optimised for CNG Operation,' SAE International Journal of Engines 9(4), 2016
- Bassett, M., Hall, J., Cains, T., Underwood, M. and Wall, R., 'Dynamic Downsizing Gasoline Demonstrator' SAE International Journal of Engines 10(3):884-891, 2017
- Hall, J., Hibberd, B., Streng, S. and Bassett, M. 'Compressed-natural-gas optimised downsized demonstrator engine', Proc IMechE Part D: Journal of Automobile Engineering 1–15, IMechE, 2017

Refereed conference papers

- Bassett, M.D., Brods, B., Hall, Borman, S., Grove, M. and Reader, S., 'GPS Based Energy Management Control for Plug-in Hybrid Vehicles', SAE Congress, Paper No. 2015-01-1226, Detroit, April, 2015
- Chinnathambi, P., Bunce, M., and Cruff, L., "RANS Based Multidimensional Modelling of an Ultra-Lean Burn Pre-Chamber Combustion System with Auxiliary Liquid Gasoline Injection," SAE Technical Paper 2015-01-0386, 2015
- Li, Y., Zhao, H., Stansfield, P., and Freeland, P., "Synergy between Boost and Valve Timings in a Highly Boosted Direct Injection Gasoline Engine Operating with Miller Cycle," SAE Technical Paper 2015-01-1262, 2015
- Bassett, M., Hall, J., Freeland, P., Gray, K. Richards, B., 'eSupercharging for heavily downsized gasoline engines', SIA Powertrain Conference, Versailles, Paris, 27-28 May 2015
- Hibberd, B., Hall, J., Bassett, M., Gray, K. and Richards, B., 'Dynamic downsizing for gasoline Engines', IMechE Internal Combustion Engines, London, 3-4 December, 2015
- Milovanovic, N. and Hamalian, S. 'The fuel consumption and NOx emission optimisation for future Diesel passenger cars', SAE Technical Paper 2016-01-0916, 2016
- Hall, J., Bassett, M., Borman, S., Lucas, T. and Whitehead, A., 'Through-the-Road Parallel Hybrid with In-Wheel Motors,' SAE Technical Paper 2016-01-1160, 2016

- Bunce, M. and Blaxill, H., "Sub-200 g/kWh BSFC on a Light Duty Gasoline Engine," SAE Technical Paper 2016-01-0709, 2016
- Bassett, M., Hall, J., Cains, T., Reader, S. and Wall, R. 'Dynamically downsized gasoline demonstrator vehicle', IMechE Internal Combustion Engines, London 2-3 December, 2017
- Bassett, M., Vogler, C., Hall, J., Taylor, J., Cooper, A., Reader, S., Gray, K. and Wall, R., 'Analysis of the hardware requirements for a heavily downsized gasoline engine capable of whole map lambda 1 operation,' SAE Technical Paper 2018-01-0975, 2018
- Tate, L., Hochgreb, S., Hall, J., and Bassett, M., 'Energy Efficiency of Autonomous Car Powertrain,' SAE Technical Paper 2018-01-1092, 2018
- Bassett, M., Vogler, C., Taylor, J., Hall, J. and Gray, K. 'Analysis of a highly downsized gasoline engine operating at lambda 1', IMechE 13th International Conference on Turbochargers and Turbocharging, London, UK, 16-17 May, 2018

Un-refereed seminar papers

- Bassett, M., Hibberd, B., Hall, J., Gray, K. and Richards, B.: 'Dynamic downsizing for gasoline engines', 24. Aachen Colloquium Automobile and Engine Technology, 2015
- Hibberd,, B., Bassett, M., Hall, J. and Borman, S.: 'Dynamic downsizing demonstrator vehicle', 3rd International Engine Congress, Baden-Baden, Germany, 23-24 February, 2016
- Bassett, M., Hall, J., Hibberd, B., Borman, S. and Reader, S. 'eSupercharged heavily downsized gasoline demonstrator', EEHE Conference – Electric / Electronic in Hybrid and Electric Vehicles and Electrical Energy Management, W ürzburg, Germany, 8-9 June, 2016
- Bassett, M., Hall, J., Borman, S., Reader, S., Richards, B. and Wall, R. 'Dynamic downsizing demonstrator', 6th Aachen Colloquium China Automobile and Engine Technology, Beijing, China, 9-11 November 2016
- Bassett, M., Hall, J., Cains, T., Borman, S. and Reader, S. 'Dynamic downsizing demonstrator', 11th International MTZ Conference on Future Powertrains, Frankfurt, Germany, 25-26 January, 2017
- Bassett, M., Hall, J., Cains, T. and Wall, R. 'Extremely downsized gasoline demonstrator vehicle', SIA Powertrain, Versailles, France, 7-8 June, 2017
- Bassett, M., Hall, J., Reader, S. and Berger, M. 'The MAHLE range extender engine', EVS30 Symposium, Stuttgart, Germany, 9-11 October, 2017